CHIEF EXECUTIVE OFFICER TRANSITION AGREEMENT

THIS CHIEF EXECUTIVE OFFICER TRANSITION AGREEMENT (this “Agreement”) is made as of January 10, 2023, by and among Broadstone Net Lease, Inc., a Maryland corporation (the “REIT”), Broadstone Net Lease, LLC, a New York limited liability company (the “Operating Company”), and the Operating Company’s subsidiary, Broadstone Employee Sub, LLC, a New York limited liability company (the “REIT Operator” and, together with the REIT and the Operating Company, the “Company”) and Christopher J. Czarnecki (“Consultant”).

WHEREAS, Consultant has been employed by the REIT Operator as the REIT’s President and Chief Executive Officer pursuant to the terms set forth in that certain Amended and Restated Employment Agreement, dated as of the Effective Date (as defined therein), by and among the Company and Consultant (the “Employment Agreement”);

WHEREAS, Consultant has been granted Restricted Shares and RSUs (each, as defined below) pursuant to the Company’s 2020 Omnibus Equity and Incentive Plan, adopted as of August 4, 2020 (the “Plan”);

WHEREAS, the Company and Consultant mutually agree that Consultant’s employment with the REIT Operator will terminate effective as of the close of business on February 28, 2023 (the “Separation Date”); and

WHEREAS, in connection with Consultant’s termination of employment with the REIT Operator, the Company and Consultant desire to enter into an agreement containing (i) a release with respect to the Consultant’s service as an employee prior to the Separation Date and (ii) the terms and conditions pursuant to which Consultant will provide certain agreed-upon consulting services to the REIT following the Separation Date. Capitalized terms used, but not defined, herein will have the meanings given to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.
Consulting Arrangement.
(a)
Services. On the Separation Date, Consultant will resign from all officer and director positions that he then holds with the Company and will resign from the Company’s employ. Commencing immediately following his resignation on the Separation Date, Consultant will serve as a consultant to the REIT until the termination of this Agreement pursuant to Section 1(b) below (the “Term”). Consultant’s services to the REIT will include (i) making himself reasonably available during regular business hours, and (ii) subject to Consultant’s other business commitments that are not in violation of Section 6(b) of the Employment Agreement, providing advice and guidance as may be required from time to time solely at the lawful direction of the REIT’s Chief Executive Officer (interim or otherwise) (the “Services”). Consultant acknowledges and agrees that he will perform the Services performed with the degree of skill, care, and diligence expected of a professional experienced in providing the same or similar services, personally and using his reasonable best efforts at all times to promote the business and interests of the Company. Consultant agrees to provide the Services to the REIT at times and locations reasonably agreed to by Consultant and the REIT. Consultant shall comply with all applicable policies and procedures of the REIT (including, without limitation, any technology use and confidentiality) to the extent in effect on the Separation Date or with respect to which he is made aware of any changes or additions to such policies and procedures following the Separation Date.
(b)
Termination. The Term will continue until the earliest to occur of (i) January 31, 2024 (the “Anticipated End Date”); (ii) Consultant’s resignation, (iii) Consultant’s death or Disability, or (iv) the Company’s termination of the consulting services for Cause (as defined in the Employment Agreement but only to the extent any such triggering events for a Cause termination remain applicable following the Separation Date) (the date of such earliest occurrence, the “Term End Date. Except as expressly set forth in this Agreement, Consultant will not be entitled to any other compensation, benefits, or other payments or forms of remuneration, whether cash or property from the Company, upon, following, in connection with, or in any way related to the Term End Date
(c)
Early Termination. Executive may resign as a consultant hereunder by providing the Company with thirty (30) days' advance written notice of his intention to terminate. Notwithstanding anything herein to the contrary, in the event of a termination by the Company for Cause or resignation by Consultant prior to the Anticipated End Date other than due to a breach of this Agreement by the Company which is not promptly cured (a “Company Breach”), then Consultant will not be entitled to any further payments or benefits from the Company, including without limitation any further payments or benefits set forth in Section 2 below. In the event of a Company Breach or Consultant’s death or Disability, (i) Consultant (or his legal representative or the legal representative of his estate, as applicable) will continue to receive all compensation amounts due hereunder when otherwise payable and (ii) Consultant’s outstanding equity awards described in Section 2(e)(i) hereof will accelerate and vest in full and the equity awards described in Section 2(e)(ii) will continue to remain outstanding and eligible to vest in accordance with Section 2(e)(ii).

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(d) Indemnification. Consultant will (i) through the Separation Date, continue to be indemnified by the Company and covered under applicable directors’ and officers’ liability and errors and omissions insurance for his services prior to the Separation Date in accordance with the terms of the Employment Agreement, and (ii) be fully indemnified by the Company for his services during the Term on a basis no less favorable than he would have been indemnified had he continued to be employed in the respective capacities in which he served as an executive officer of the Company prior to the Separation Date.

(e) Waiver of Notice. The Company acknowledges and agrees that any required advance notice by Consultant pursuant to the Employment Agreement to terminate his employment with the Company is hereby waived by the Company.

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2.
Consulting Payments and Benefits.
(a)
Consulting Fees. In consideration for the Services as described herein, the REIT Operator will pay Consultant a cash fee of $50,000 per month during the Term (the “Consulting Fees”). The Consulting Fees shall be prorated to reflect any partial month that Consultant is engaged by the Company under this Agreement. Consultant will submit monthly invoices to the Company, if and when requested, in order to receive payment. Consultant will be issued a Form 1099 reporting these payments. The Consulting Fees will be paid to Consultant by electronic transfer to his bank account on file with the Company within five (5) business days following the end of each calendar month (or, if later, when a requested invoice, if applicable, is received by the Company).
(b)
2022 Bonus. Consultant will receive his Annual Bonus (as defined in the Employment Agreement) for the 2022 calendar year, with such amount to be determined in the same manner and paid at the same time as annual bonuses for other REIT executives. Such bonus shall be paid notwithstanding whether the bonus becomes payable after the Separation Date.
(c)
2023 Bonus. Consultant remains eligible to receive an Annual Bonus for the 2023 calendar year with the same threshold, target and maximum amounts as are applicable to the Annual Bonus for the 2022 calendar year (and subject to such other criteria applicable to other senior executives of the Company for the 2023 calendar year), which to the extent earned will be prorated to reflect the portion of the 2023 calendar year Consultant was employed prior to the Separation Date, and will be determined in the same manner and paid at the same time in 2024 as annual bonuses to other REIT executives. For the avoidance of doubt, Consultant’s entitlement to such bonus shall be based solely on his remaining employed by the Company through the Separation Date and shall not be affected by the occurrence of the Term End Date prior to the Anticipated End Date other than due to a termination for Cause.

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(d)
COBRA. Subject to Consultant’s timely and proper election following the Separation Date to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Consultant or Consultant’s eligible dependents would be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the REIT Operator will pay Consultant the Benefits Payments (as defined in the Employment Agreement), paid in accordance with the normal payroll practice of the REIT Operator during the Benefits Period beginning within sixty (60) days following the Separation Date (with the first payment to include any payments that would have been made during such sixty (60) day period if payments had commenced on the Separation Date). As used herein, “Benefits Period” means 18 months following the Separation Date, or such earlier date on which (1) COBRA coverage for Consultant terminates in accordance with COBRA or (2) Consultant becomes eligible for health benefits from a subsequent employer.
(e)
Equity. With respect to Consultant’s long-term equity awards, Consultant and the Company agree as follows:
(i)
Time-Based Equity Awards. Consultant hereby acknowledges that Consultant was granted 39,922 restricted shares of the Company in 2022,42,988 restricted shares of the Company in 2021 and 97,560 restricted shares of the Company in 2020 (collectively, the “Restricted Shares”), of which 69,283 are vested and the remaining 111,187 are unvested as of the date hereof. Subject to Consultant’s continued compliance with the provisions of Section 6 of the Employment Agreement and the terms of this Agreement, (i) Consultant will continue to vest in the unvested Restricted Shares over the course of their regular vesting schedule until the Term End Date and (ii) as of the Term End Date, all of the unvested Restricted Shares will accelerate and vest in full.
(ii)
Performance-Based Equity Awards. Consultant hereby acknowledges that Consultant was granted 59,883 restricted stock units of the Company in 2022 (the “2022 RSUs”) and 64,482 restricted stock units of the Company in 2021 (the “2021 RSUs” and together with the 2022 RSUs, the “RSUs”), of which all are unvested as of the date hereof. Subject to Consultant’s continued compliance with the provisions of Section 6 of the Employment Agreement and the terms of this Agreement, following the Term End Date, Consultant will remain eligible to have a pro-rata portion of the unvested RSUs vest based on actual performance. The ultimate number of RSUs that will be considered to vest and be settled in shares, subject to the foregoing conditions, will be the product of (x) the level of performance achieved that is determined by the Committee (as defined in the Plan), on the same basis that performance is measured for all other Company executives who hold RSUs granted in 2021 and/or 2022, in accordance with the award agreement for the 2021 RSUs or 2022 RSUs, as applicable, multiplied by (y) (i) 2/3 for the 2021 RSUs and (ii) 1/3 for the 2022 RSUs. Payouts for vested RSUs, in shares, will occur following the relevant performance period at the same time as payouts are made to other executive award holders. RSUs that do not vest in accordance with the applicable award agreement or as a result of the calculation of the pro-rata portion, as set forth herein, will be cancelled and forfeited without consideration.

Except as set out above, the Restricted Shares and RSUs will continue to be governed by the terms and conditions of the Plan and any applicable award agreements.

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(f)
Expense Reimbursement. Upon presentation of reasonable substantiation and documentation as may be specified by the REIT Operator from time to time, the REIT Operator will reimburse Consultant for all reasonable out-of-pocket business and travel expenses incurred and paid by Consultant during the Term in connection with the performance of Consultant’s duties herein. Any travel and lodging required of Consultant in order to render any requested services hereunder will be at the same level that applied to Consultant prior to the Separation Date.
(g)
Legal Fees. The Company shall pay or the Consultant shall be reimbursed for the Consultant’s reasonable legal fees incurred in the review and execution of this Agreement up to a maximum of $15,000.

(h) Accrued Obligations. In accordance with the terms of the Company’s applicable plans and policies or applicable law, on or following the Separation Date, Consultant will be paid (i) his accrued but unpaid salary through the Separation Date, (ii) his accrued but unused vacation and (iii) his accrued but unreimbursed business expenses (subject to submitting invoices evidencing such expenses incurred in accordance with Company policy) and (iv) vested accrued benefits and compensation under the Company’s plans and arrangements.

Consultant hereby expressly acknowledges and agrees that, following the Separation Date and except as expressly provided in this Agreement, Consultant will no longer be entitled to receive any compensation, benefits, or other payments or forms of remuneration (whether cash, property, or vesting of unearned compensation) in respect of his employment services to the Company through the Separation Date. For the avoidance of doubt, other than set forth in Section 2(e), Consultant will not receive or earn any vesting or other credit in respect of any restricted shares, restricted stock units, or other unvested equity awards held by him as of the Separation Date, which Consultant acknowledges will be forfeited in their entirety without payment as of the close of business on the Separation Date.

3.
Restrictive Covenants. During the Term, Consultant acknowledges and agrees that he will remain bound by the provisions contained in Section 6 of the Employment Agreement, including the restrictive covenants set forth in Sections 6(c) (Restriction on Disclosure and Use of Confidential Information), (d) (Non-Competition), (e) (Non-Solicitation of Protected Business Relationships), (f) (Non-Recruitment of Employees and Independent Contractors) and (h) (Non-Disparagement), and that the Restricted Period (as defined in the Employment Agreement) will commence on the Separation Date. Consultant further acknowledges and agrees that, to the fullest extent permitted by law, his breach of any terms of Section 6 of the Employment Agreement or of this Agreement, to the extent not cured, will result in Consultant’s forfeiture of the payments and benefits provided in Section 2 of this Agreement, other than (i) the 2022 bonus provided in Section 2(b) and if such breach occurs after the Separation Date and (ii) Section 2(h).

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4.
Release of Claims.
(a)
In consideration of the payments and benefits to be made under this Agreement, the sufficiency of which Consultant acknowledges, Consultant, with the intention of binding Consultant and Consultant’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former parent organizations, officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Consultant, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, Consultant’s employment with the REIT Operator or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only: (A) rights of Consultant arising under, or preserved by, this Agreement; (B) the right of Consultant to receive COBRA continuation coverage in accordance with applicable law; (C) claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; (D) rights to indemnification Consultant has or may have under the organizing documents of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force and rights to coverage under any applicable directors’ and officers’ or other third party liability insurance; and (E) rights granted to Consultant as an equity holder of the Company.
(b)
Consultant acknowledges and agrees that this Agreement is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. This Section 4 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

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(c)
Consultant specifically acknowledges that Consultant’s acceptance of the terms of this Agreement, including this Section 4 is, among other things, a specific waiver of Consultant’s rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Consultant is not permitted to waive.
(d)
Consultant acknowledges that Consultant has been given a period of twenty-one (21) days to consider whether to execute this Agreement. If Consultant accepts the terms hereof and executes this Agreement, Consultant may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Agreement. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against Consultant, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, Consultant shall irrevocably forfeit any right to the severance payments and benefits set out at Section 2 above, but the remainder of the Agreement shall continue in full force.
(e)
Consultant acknowledges and agrees that Consultant has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal. Consultant acknowledges that Consultant is hereby advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Agreement, including this Section 4, and has been given a sufficient period within which to consider this Agreement.
(f)
Consultant acknowledges that the severance payments and benefits Consultant is receiving in connection with this Agreement and Consultant’s obligations under this Agreement are in addition to anything of value to which Consultant is entitled from the Company.
(g)
The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Section 4, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

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(h)
Consultant shall reaffirm the release set forth in this Section 4 by executing a reaffirmation in the form attached hereto as Exhibit A (the “Reaffirmation”) on the day after the Separation Date. Consultant further acknowledges that if he signs the Reaffirmation on the day after Separation Date, it will be voluntary without any duress or compulsion by the Company. If Consultant so executes the Reaffirmation, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke the Reaffirmation. If no such revocation occurs, the Reaffirmation shall become irrevocable in its entirety, and binding and enforceable against Consultant, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, all payments, benefits or other rights under this Agreement that are subject to the Final Release Effective Date occurring shall terminate and be of no further force and effect, and Consultant shall irrevocably forfeit all such payments, benefits or other rights, but the remainder of this Agreement shall continue in full force. The date that the Reaffirmation becomes effective and no longer subject to revocation is herein referred to as the “Final Release Effective Date”.
5.
Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement must be in writing. Such notices, demands, and other communications must be sent to the parties at the addresses indicated below:

If to the Company:

Broadstone Net Lease, Inc.

800 Clinton Square

Rochester, NY 14604

Attention: General Counsel

Email: john.callan@broadstone.com

If to Consultant: Consultant’s last known address on file with the Company, or such other address or to the attention of such other party as the recipient party specifies by prior written notice to the sending party.

6.
General Provisions.
(a)
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
(b)
Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to Consultant’s employment or provision of services as a consultant with the Company.

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(c)
Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement includes the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs include the plural and vice versa. The use of the word “including” in this Agreement is by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof. The use of the words “or,” “either,” and “any” is not exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof should arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
(d)
Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts are construed together and constitute the same instrument.
(e)
Successors and Assigns. This Agreement binds and inures to the benefit of and is enforceable by Consultant, the Company and its affiliates, and their respective successors and assigns; provided, that the rights and obligations of Consultant under this Agreement may not be assigned or delegated.
(f)
Governing Law; Consent to Jurisdiction; Service of Process. The formation, construction, and interpretation of this Agreement, including but not limited to its enforceability, shall at all times and in all respects be governed by the laws of the State of New York, without reference to its conflict-of-law rules. The Company has the right to enforce this Agreement or pursue claims relating to it in any forum having jurisdiction. Any legal action that Consultant initiates against the Company that relates in any way to this Agreement, including, without limitation, for a declaratory judgment, will be brought exclusively in the state courts of New York. If the Company elects to sue in New York for any claim relating in any way to this Agreement, Consultant agrees to waive any defense of lack of personal jurisdiction, inconvenient jurisdiction, or improper venue. Each party further agrees that service of any process, summons, notice, or document pursuant to Section 5 is effective service of process in any action, suit, or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

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(g)
MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES HERETO WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.
(h)
Remedies. Each of the parties to this Agreement has all rights and remedies set forth in this Agreement, all rights and remedies that such party has been granted at any time under any other agreement or contract, and all of the rights that such party has under any law. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement, and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
(i)
Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Consultant. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof constitutes a waiver of any such breach or any other covenant, duty, agreement, or condition. The waiver by any party of a breach of any covenant, duty, agreement, or condition of this Agreement of any other party may not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

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(j)
Withholding Tax Matters. Consultant will at all times during the Term be an independent contractor of the Company. Nothing in this Agreement will be construed as creating an employer-employee relationship for services performed following the Separation Date. Except as may be required by applicable law in respect of the settlement of equity compensation awards or otherwise in connection with services performed prior to the Separation Date, Consultant will be solely liable for the payment of all federal, state, and local taxes associated with compensation paid to Consultant in respect of his consulting services hereunder, and, other than eligibility required by COBRA, as of the Separation Date, Consultant will not be eligible for any benefits under any of the employee benefits programs of the Company or its affiliates. Consultant will indemnify, defend, and hold harmless the Company and its affiliates, including their equity-holders, partners, directors, officers, employees, agents, representatives, contractors, and subcontractors, against any claim or liability of any kind (including penalties, fees, or charges of any kind whatsoever) resulting from the failure by Consultant to pay such taxes or file any such tax forms. Due to Consultant’s status as an independent contractor, no amount due Consultant hereunder in respect of the Consulting Fees will be withheld by the Company for remittance to the taxing authorities.
(k)
Survival. The rights and obligations of the parties under this Agreement will survive as provided herein or if necessary or desirable to accomplish the purposes of the other surviving provisions following the Term End Date, regardless of the reasons for the occurrence of the Term End Date.
(l)
No Third-Party Beneficiaries. Except as expressly provided herein, no term or provision of this Agreement is intended to be, or will be, for the benefit of any person or entity not a party hereto, and no other person or entity has any right or cause of action hereunder.
(m)
Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be administered in accordance with said Section. To the extent Consultant is entitled to be paid or reimburse for any taxable expenses under this Agreement, the amount of such expenses reimbursable in any one calendar year will not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The right to reimbursement of expenses under this Agreement will not be subject to liquidation or exchanged for another benefit.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Chief Executive Transition Agreement as of the date first above written.

BROADSTONE NET LEASE, INC.

By: /s/ John D. Callan Jr.

Name: John D. Callan, Jr.

Title: SVP, General Counsel and Secretary

BROADSTONE NET LEASE, LLC

By: Broadstone Net Lease, Inc.

Its: Managing Member

By: /s/ John D. Callan Jr.

Name: John D. Callan, Jr.

Title: SVP, General Counsel and Secretary

BROADSTONE EMPLOYEE SUB, LLC

By: Broadstone Net Lease, LLC

Its: Manager

By: Broadstone Net Lease, Inc.

Its: Managing Member

By: /s/ John D. Callan Jr.

Name: John D. Callan, Jr.

Its: SVP, General Counsel and Secretary

CONSULTANT

/s/ Christopher J. Czarnecki

Christopher J. Czarnecki

[Signature Page to Consulting Agreement]

Exhibit A

Reaffirmation

Reference is hereby made to the Chief Executive Officer Transition Agreement (“Agreement”), between the undersigned and by and among Broadstone Net Lease, Inc., Inc., a Maryland corporation (the “REIT”), Broadstone Net Lease, LLC, a New York limited liability company (the “Operating Company”), and the Operating Company’s subsidiary, Broadstone Employee Sub, LLC, a New York limited liability company (the “REIT Operator” and, together with the REIT and the Operating Company, the “Company”) and Christopher J. Czarnecki, dated as of January 10, 2023, which Agreement contemplates the execution by the undersigned of this Reaffirmation (this “Reaffirmation”). It is acknowledged and agreed that this Reaffirmation will be part of and subject to the terms of the Agreement, and capitalized terms in this Reaffirmation will be as defined in the Agreement unless otherwise defined herein.

The undersigned hereby states, affirms, and agrees as follows:

A.
The release of claims in Section 4 of the Agreement is hereby reaffirmed in full as if fully set forth herein.
B.
The execution of this Reaffirmation is without any admission of liability by the Company.
C.
The undersigned acknowledges that he has seven (7) days to revoke this Reaffirmation, and that he has had at least twenty-one (21) days to review and consider this Reaffirmation and its terms, including all rights and obligations created by the Agreement. If no such revocation occurs, this Reaffirmation shall become irrevocable in its entirety, and binding and enforceable against the undersigned, on the day next following the day on which the foregoing seven-day period has elapsed.
D.
The undersigned has considered and understands the terms of this Reaffirmation, the consideration he will receive if he enters into this Reaffirmation and does not revoke it, and what rights and benefits he is giving up, up to and including the date he signs, including his rights under the ADEA. The undersigned has hereby been advised to consult an attorney about the contents and meaning of this Reaffirmation, and has had the opportunity to do so to his satisfaction. The undersigned acknowledges and agrees that he knowingly and voluntarily has entered into this Reaffirmation agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Reaffirmation.

_____________________________

Name: Christopher J. Czarnecki

Date: ________________________